Exhibit 2.2

EXECUTION VERSION

TENDER AND VOTING AGREEMENT

This TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of July 15, 2014, is made by and among ZipRealty, Inc., a Delaware corporation (the “Company”), Realogy Group LLC, a Delaware limited liability company (“Parent”), Honeycomb Acquisition, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Subsidiary”), and the individuals and entities set forth on Schedule A hereto (each, a “Stockholder” and collectively the “Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the holder of the number of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, set forth opposite such Stockholder’s name on Schedule A (all such shares attributable to such Stockholder, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired by such Stockholder (including, without limitation, by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like) or for which such Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) prior to the termination of this Agreement are referred to herein as the “Subject Shares” of such Stockholder);

WHEREAS, Parent, Merger Subsidiary and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Subsidiary to commence a tender offer for all of the issued and outstanding shares of Common Stock of the Company (the “Offer”) and for Merger Subsidiary to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each of the Stockholders (in such Stockholder’s capacity as a holder of its Subject Shares) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

Section 1.1 Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Stockholder shall validly tender or cause to be tendered in the Offer (and shall not withdraw) all of its Subject Shares pursuant to and in accordance with the terms of the Offer as promptly as practicable after receipt by such Stockholder of all documents or instruments required to be delivered to such Stockholder pursuant to the terms of the Offer, but in any event no later than the tenth (10th) Business Day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer; provided, however, that no Stockholder shall have any obligation under this Section 1.1 to tender any Subject Shares into the Offer if such tender would cause such Stockholder to incur liability under Section 16(b) of the Exchange Act.

ARTICLE II

VOTING AGREEMENT; GRANT OF PROXY

Section 2.1 Voting of Subject Shares. From and after the date hereof, at every meeting of the holders of Company Common Stock (a “Stockholder Meeting”), however called, and at every adjournment or postponement thereof, each Stockholder shall, or shall cause the holder of record on any applicable record date to appear at each such Stockholder Meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and vote all of such Stockholder’s Subject Shares (to the extent not purchased in the Offer): (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such Stockholder Meeting; and (b) against (i) any action or agreement, including any amendment of the Company’s certificate of incorporation or bylaws, that would in any respect impede, interfere with or prevent the Offer or the consummation of the Merger or any other transactions contemplated by the Merger Agreement and (ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement.

Section 2.2 No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, no Stockholder shall, directly or indirectly, (a) subject any of its Subject Shares to any Lien, other than restrictions imposed by Applicable Law or pursuant to this Agreement, (b) transfer, sell, assign, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of, its Subject Shares or any interest therein, unless the Transferee agrees to be bound by this Agreement with respect to the Transferred Subject Shares, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the voting of its Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to its Subject Shares, or (e) otherwise take any action with respect to any of its Subject Shares that would interfere with the performance of any of such Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, any Stockholder may make Transfers of Subject Shares to its Affiliates or by will, operation of law, Transfers for estate planning purposes or Transfers for charitable purposes or as charitable gifts or donations, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee acknowledges the same in writing. Notwithstanding anything to the contrary set forth in this Agreement, in the event that any Stockholder is a party, as of the date hereof, to a written plan for trading all or any portion of its Subject Shares in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), such Stockholder may sell pursuant to such 10b5-1 Plan up to that number of Subject Shares as permitted to be sold under such 10b5-1 Plan.

Section 2.3 No Exercise of Appraisal Rights. Each Stockholder agrees not to exercise any appraisal rights or dissenter’s rights (including under Section 262 of the DGCL) in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger or the transactions contemplated by the Merger Agreement.

Section 2.4 Irrevocable Proxy. Each Stockholder hereby revokes (and agrees to take all actions necessary (to the extent this Agreement is insufficient) to cause to be revoked)) any proxies that such Stockholder has heretofore granted with respect to its Subject Shares and hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all Stockholder Meetings, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 2.1 at any and all Stockholder Meetings or in connection with any action sought to be taken by written consent of the stockholders of the Company without a meeting and (c) grant or withhold, consistent with the provisions of Section 2.1, all written consents with respect to its Subject Shares at any and all Stockholder Meetings or in connection with any action sought to be taken by written consent without a meeting. Parent shall not exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 5.2. Each Stockholder hereby affirms that the proxy set forth in this Section 2.4 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Subsidiary to enter into the Merger Agreement and that such proxy is given to secure the obligations of such Stockholder under Section 2.1. The proxy set forth in this Section 2.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 5.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Subsidiary that:

Section 3.1 Authorization; Binding Agreement. Such Stockholder has full legal capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (together, the “Enforceability Exceptions”).

Section 3.2 Non-Contravention. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (a) violate any laws applicable to such Stockholder or its Subject Shares, or (b) except as may be required by the Securities Act, the Exchange Act or other applicable securities laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or result in the creation of any Liens (except pursuant to this Agreement itself) on any of its Subject Shares pursuant to, any contract or other instrument binding on such Stockholder or its Subject Shares, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by such Stockholder of the transactions contemplated by this Agreement.

Section 3.3 Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares set forth opposite such Stockholder’s name on Schedule A and has good title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except (a) as provided hereunder and (b) pursuant to any applicable restrictions on transfer under the Securities Act. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Common Stock of the Company owned by such Stockholder as of the date hereof.

Section 3.4 Voting Power. Such Stockholder has full voting power with respect to such Stockholder’s Subject Shares, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

Section 3.5 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including its Subject Shares) that could reasonably be expected to prevent, delay or impair in any material respect the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary, jointly and severally, represent and warrant to each Stockholder that:

Section 4.1 Organization; Authorization. Each of Parent and Merger Subsidiary is a limited liability company and a corporation, respectively, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and this Agreement, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.2 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Subsidiary do not, and the performance by Parent and Merger Subsidiary of their respective obligations hereunder and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not (a) violate any laws applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their respective properties is bound, (b) except as set forth in the Merger Agreement or as may be required by the Securities Act, the Exchange Act or other applicable securities laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on Parent or Merger Subsidiary or any of their respective properties, pursuant to any contract or other instrument binding on Parent or Merger Subsidiary or by which they or their respective properties is bound, or any Applicable Law or (c) violate any provision of Parent’s or Merger Subsidiary’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given, (a) if to Parent or Merger Subsidiary, in accordance with the provisions of the Merger Agreement and (b) if to any Stockholder, to the Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such Stockholder may hereafter specify in writing to Parent for the purpose by notice to Parent or Merger Subsidiary.

Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3 Stop Transfer Order. In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares held of record by such Stockholder and (i) if this Agreement is terminated in accordance with Section 5.2, then, promptly following the termination of this Agreement, or (ii) immediately following the Closing (and in any event within such time as would not delay receipt by the Stockholder of the Merger Consideration), to cause any stop transfer instructions imposed pursuant to this Section 5.3 to be lifted.

Section 5.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 5.5 Disclosure. Subject to reasonable prior notice and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholders, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Offer Documents and/or the Information Statement, the Stockholder’s identity and ownership of such Stockholder’s Subject Shares and the nature of the Stockholder’s obligations under this Agreement.

Section 5.6 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.7 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Merger Subsidiary may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its respective obligations hereunder. Any purported assignment in violation of this Section 5.7 shall be void.

Section 5.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such state court does not have proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom (collectively, the “Delaware Courts”), for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.9 Specific Performance. The parties hereby acknowledge and agree that they would suffer irreparable damage in the event that any of the obligations in this Agreement are not performed in accordance with its specific terms or if this Agreement was otherwise breached and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties agree that they shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce the rights and obligations of the parties hereunder (without posting of bond or other security). These injunctive remedies are cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

Section 5.10 Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to the other party that requests it.

Section 5.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.14 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.15 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to perform their respective obligations as expressly set forth under this Agreement.

Section 5.16 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 5.17 Capacity as Stockholder. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and not in any other capacity, including such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust to take, or prevent him or her from taking, any action in his or her capacity as such director, officer, trustee or fiduciary.

Section 5.18 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ZIPREALITY, INC.

By:	/s/ Charles C. Baker
Name:	Charles C. Baker
Title:	Chief Executive Officer and President

[Signature Page to Tender and Voting Agreement]

REALOGY GROUP LLC

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

HONEYCOMB ACQUISITION, INC.

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President and Treasurer

[Signature Page to Tender and Voting Agreement]

STOCKHOLDERS:

BENCHMARK CAPITAL PARTNERS IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-A, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-B, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-X, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Partnership

By:	/s/ Steven M. Spurlock
Name:	Steven M. Spurlock
Title:	Managing Member

[Signature Page to Tender and Voting Agreement]

CHARLES C. BAKER

/s/ Charles C. Baker

XAVIER Y. ZANG

/s/ Xavier Y. Zang

JAMES D. WILSON

/s/ James D. Wilson

ERIC L. MERSCH

/s/ Eric L. Mersch

FRANKLIN (VAN) DAVIS

/s/ Franklin (Van) Davis

SAMANTHA E. HARNETT

/s/ Samantha E. Harnett

ELISABETH H. DEMARSE

/s/ Elisabeth H. DeMarse

ROBERT C. KAGLE

/s/ Robert C. Kagle

[Signature Page to Tender and Voting Agreement]

STANLEY M. KOONCE, JR.

/s/ Stanley M. Koonce, Jr.

GARY A. WETSEL

/s/ Gary A. Wetsel

DONALD F. WOOD

/s/ Donald F. Wood

[Signature Page to Tender and Voting Agreement]

Schedule A

Stockholders

Stockholder	Subject Shares[1]
Benchmark Capital Partners IV, L.P.	4,208,386	[2]
Charles C. Baker	1,339,469
Xavier Y. Zang	127,412
James D. Wilson	161,522
Eric L. Mersch	170,833
Franklin (Van) Davis	70,955
Samantha E. Harnett	221,947
Elisabeth H. DeMarse	124,994
Robert C. Kagle	4,318,380
Stanley M. Koonce, Jr.	126,994
Gary A. Wetsel	124,162
Donald F. Wood	186,474

[1]	Includes options exercisable within 60 days of July 15, 2014.
[2]	Benchmark Capital Partners IV, L.P. is the holder of record of the shares. The shares are beneficially owned by Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P., and Benchmark Capital Management Co. IV, L.L.C.